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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-1 of our reports dated August 15, 1996, August 29, 1996, August 23, 1996 and February 9, 1996 (except for Note 2, as to which the date is July 14, 1996) relating to the financial statements of Alfalfa's, Inc., Kathy's Natural Foods Ranch Market, Inc., New Frontiers, Inc., and Wild Oats Markets, Inc., respectively. We also consent to the application of our above referenced report relating to the financial statements of Wild Oats Markets, Inc. to the Financial Statement Schedule for the three years ended December 30, 1995 listed under Item 16(b) of this Registration Statement when such schedule is read in conjunction with the financial statements referred to in our report; the audits referred to in such report also included this schedule. We also consent to the references to us under the headings "Selected Financial and Operating Data of Wild Oats Markets, Inc.," "Selected Financial and Operating Data of Alfalfa's, Inc." and "Experts" in such Prospectus. However, it should be noted that Price Waterhouse LLP has not prepared or certified such "Selected Financial and Operating Data of Wild Oats Markets, Inc." or "Selected Financial and Operating Data of Alfalfa's, Inc."

PRICE WATERHOUSE LLP
Boulder, Colorado
August 29, 1996